Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 17, 2022, relating to the financial statements of Piedmont Office Realty Trust, Inc., and the effectiveness of Piedmont Office Realty Trust, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Piedmont Office Realty Trust, Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

July 29, 2022